Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Gregg Waldon
Chief Financial Officer
SoftBrands, Inc.
gregg.waldon@softbrands.com
612-851-1805
Susan Eich
Vice President, Corporate Communications
SoftBrands, Inc.
susan.eich@softbrands.com
612-851-6205
SOFTBRANDS ANNOUNCES RECORD DATE FOR
DISTRIBUTION OF TRUST INTEREST TO STOCKHOLDERS
MINNEAPOLIS, Minn., July 30, 2009 — On Aug.12, 2009, stockholders of SoftBrands, Inc. (NYSE Amex: SBN), a global supplier of enterprise application software, will vote on the proposal to adopt the previously announced agreement to be acquired by an affiliate of Golden Gate Capital and Infor. The merger remains subject to customary closing conditions but is expected to close on or about Aug. 13, 2009.
Immediately prior to the effective time of the merger, SoftBrands will transfer, on a pro rata basis (with the Series B Preferred Stock, Series C-1 Preferred Stock and Series D Preferred Stock counted on an as-converted-to-common stock basis in accordance with the participation rights set forth in the applicable certificate of designation), its 10% interest in any future net proceeds of the AremisSoft Liquidating Trust to the individuals holding SoftBrands stock at such time and warrantholder Capital Resource Partners IV, L.P. (“CRP”). Aug. 13, 2009 is the record date for the distribution of the trust interest, subject to the closing of the merger. Only stockholders owning SoftBrands stock immediately prior to the effective time of the merger and warrantholder CRP will be entitled to receive a pro rata portion of SoftBrands’ interest in the AremisSoft Liquidating Trust net proceeds, if any. Any future distributions pursuant to the 10% interest in the net proceeds of the AremisSoft Liquidating Trust will be made to those stockholders who owned SoftBrands stock immediately prior to the effective time of the merger and warrantholder CRP, net of any administrative expense incurred in connection with the distribution to those holders. SoftBrands is not able to predict whether cash distributions from the AremisSoft Liquidating Trust will be made to SoftBrands in the future, and if such distributions are made, what the amount of the distributions will be.
Additional Information about the Proposed Merger and Where to Find It
This press release is not a solicitation of a proxy, an offer to purchase nor a solicitation of an offer to sell shares of SoftBrands, and it is not a substitute for any proxy statement or other filings that may be made with the SEC. SoftBrands has filed with the Securities and Exchange Commission (“SEC”) a definitive proxy statement and other relevant materials relating to the proposed merger with Steel Holdings, Inc. The definitive proxy statement was mailed on or about July 13, 2009 to SoftBrands stockholders of record as of the close of business on July 8, 2009. INVESTORS AND SECURITY HOLDERS OF SOFTBRANDS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELATED DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN

IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and security holders may obtain free copies of the definitive proxy statement and other documents filed by SoftBrands with the SEC free of charge at the Web site maintained by the SEC at http://www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by SoftBrands by contacting SoftBrands Investor Relations at (612) 851-1900 or SoftBrands, Inc., 800 LaSalle Ave., Suite 2100, Minneapolis, Minnesota 55402. Investors and security holders of SoftBrands are urged to read the definitive proxy statement and the other relevant materials before making any voting or investment decision with respect to the proposed merger.
SoftBrands and its directors, executive officers, and employees may be deemed to be participants in the solicitation of proxies from the stockholders of SoftBrands in connection with the proposed merger and related items. Information regarding the interests of directors and executive officers of SoftBrands and their ownership of SoftBrands stock is set forth in SoftBrands’ definitive proxy statement concerning the proposed merger, which was filed with the SEC on July 13, 2009.
Cautionary Statement Regarding Forward-Looking Statements
This message may contain forward-looking statements based on current expectations, estimates and projections about our industry, management’s beliefs, and certain assumptions made by the companies. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will” and variations of these words or similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to statements regarding the impact of the transaction, including but not limited to, the companies’ expectations with respect to the combined companies available solutions, leadership position, competitive strengths and positioning; client base; the approval of the transaction by stockholders and regulators; the satisfaction of the closing conditions to the transaction; the completion of the transaction on stated terms; and the timing of the completion of the transaction. Such statements speak only as of the date hereof and are subject to change. The companies undertake no obligation to revise or update publicly any forward-looking statements for any reason. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors. Important factors that may cause such a difference include, but are not limited to, the risk the companies’ businesses and their relationships with customers, employees or suppliers could suffer due to the uncertainty relating to the transaction; that the transaction may not be consummated, may be consummated on different terms or may be delayed; that anticipated synergies and strategic benefits from the transaction may not be fully realized; that a failure to satisfy conditions to close the transaction, including obtaining the requisite regulatory and stockholder approvals, may occur; and the various other risks and uncertainties described in the “Risk Factors” section of SoftBrands’ Annual Report on Form 10-K for the year ended September 30, 2008, and the general economic and political conditions and specific conditions that may impact company operations. Further information on SoftBrands, including additional risk factors that may affect forward looking statements, is contained in its Annual Report on Form 10-K and in its other SEC filings that are available through the SEC’s website (www.sec.gov).
About SoftBrands
SoftBrands, Inc. is a leader in providing software solutions for the businesses in the manufacturing and hospitality industries worldwide. The company has established a global infrastructure for distribution, development and support of enterprise software, and has approximately 5,000 customers in more than 100 countries actively using its manufacturing and hospitality products. SoftBrands, which has approximately 740 employees, is headquartered in Minneapolis with branch offices in Europe, India, Asia, Australia and Africa. Additional information can be found at www.softbrands.com.